EdR ANNOUNCES THIRD QUARTER 2014 RESULTS
- Core FFO per Share Up 38% in the Quarter and 21% YTD -
- Company Reaffirms 2014 Guidance -

MEMPHIS, TN, October 27, 2014 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended September 30, 2014.

Company Highlights

•
Core funds from operations (“Core FFO”) was $14.8 million, or $0.11 per share/unit for the third quarter, compared to $8.7 million, or $0.08 per share/unit in the prior year, an increase of 38% on a per share basis;

•	Same-community net operating income ("NOI") improved 4.4% for the quarter on a 3.5% growth in revenue and a 2.9% increase in operating expenses;

•	Opened the 2014/2015 lease term with same-community revenue growth of 4.0%, comprised of a net rental rate increase of 2.0% and a 200 basis point growth in opening occupancy to 96.3%;

•	Delivered nine new owned communities in August, on-time and on-budget, for an aggregate cost of $303.7 million;

•
Entered into a sales agreement for the disposition of The Pointe at South Florida, a 15-year old, 1,002-bed community non-pedestrian to the University of South Florida campus. The transaction closed in early October for $31.0 million;

•	Completed the previously announced acquisition of The District on Apache, a 100% leased, 900-bed community adjacent to Arizona State University for $89.8 million;

•
As previously disclosed, recognized a $3.0 million guarantee fee upon the July 2014 refinancing of the participating development at Johns Hopkins and full repayment of the Company's $18.0 million mezzanine investment; and

•	Appointed Bill Brewer as Executive Vice President and Chief Financial Officer, and promoted Christine Richards to Executive Vice President and Chief Operating Officer.

“I couldn't be more proud of what we achieved this year or more excited for what is yet to come,” stated Randy Churchey, EdR’s president and chief executive officer.  “In June, strong demand for our follow-on equity offering signaled investor approval of our disciplined growth strategy and operating results. In August, our development and construction teams delivered a record 6,000 beds on time and on budget. And this fall our operations team produced yet another year of industry leading leasing results, with same-community revenue growth of 4.0%. Our teams continue to effectively execute on our plans, providing exciting growth for the Company and our investors."

Net Income (Loss) Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $21.4 million, or $0.15 per diluted share, compared to a net loss of $4.5 million, or $0.04 per diluted share, for the prior year. The $25.9 million increase in net income attributable to common stockholders relates primarily to the following items recognized in the quarter ended September 30, 2014:

•	$8.4 million in gains on sale of collegiate housing communities,

•	$8.1 million gain on the settlement of an insurance claim related to the 2012 fire at our community in St. Louis,

•	$6.5 million of previously deferred interest income relating our third-party development at Johns Hopkins University,

•	$1.5 million of previously deferred third-party development fees, net of costs and taxes, related to our participating development at Johns Hopkins, and

•	$3.0 million loan guarantee fee relating to our third-party development at Johns Hopkins University.

Core Funds From Operations

Core FFO for the quarter was $14.8 million, as compared to $8.7 million in the prior year, an increase of 70%. Core FFO per share/unit for the quarter increased 38% to $0.11. The $6.1 million improvement in Core FFO mainly reflects a $5.0 million growth in community net operating income and the $3.0 million loan guarantee fee relating to our participating development at Johns Hopkins University offset by a $1.7 million increase in third-party and corporate general and administrative costs and ground lease expense.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $12.4 million for the quarter, an increase of 4.4%, or $0.5 million, from the prior year. Revenue for the quarter was up 3.5% as compared to the prior year with a 2.1% growth in rental rates, a 0.6% improvement in occupancy and a 0.8% increase in other income. Operating expenses for the quarter increased $0.5 million, or 2.9%, mainly due to a $0.4 million, or 14%, increase in real estate taxes.

2014/2015 Lease Term Opening

The same-community leasing portfolio opened the 2014/2015 lease term with a 4.0% increase in rental revenue. Opening occupancy was up 200 basis points to 96.3% and net rental rates opened the term 2.0% above the prior year. New-communities opened the 2014/2015 lease term with an average occupancy of 96.1%.

As previously disclosed, the same-community mix for leasing purposes is different than that for supplemental financial reporting purposes and includes assets for which the Company has managed the leasing process for at least two leasing cycles regardless of when the community was acquired or opened. For example, a community that was developed and delivered in 2013 is included in the same-community portfolio for leasing purposes, as the Company managed the leasing process for the 2013/2014 and the current 2014/2015 lease terms. However, since the community was not in operation for all twelve months of 2013 and 2014 it is not in the same-community portfolio for supplemental financial reporting purposes in 2014.

As a result of this mix difference and absent other quarterly leasing fluctuations, the same-community leasing results above, that were achieved for the 2014/2015 lease term, equate to supplemental financial reporting same-community revenue growth of just under 3% for the fourth quarter of 2014 and approximately 4% in the first and second quarters of 2015.

University of Kentucky ("UK") Campus Housing Revitalization Plan

All of the 2014 deliveries with a total of 2,381 beds, were opened on time and 100% leased for the 2014/2015 academic year. At the same time construction is underway and proceeding as planned on the 2015 deliveries, which include 1,610 beds for a total cost of $101.2 million, and the 2016 deliveries, which include 1,141 beds for a total cost of $83.9 million. While planning has begun for the 2017 deliveries under this long-term relationship with UK, to date a total of 5,733 beds in live learn communities have been approved for a total cost approaching $350 million.

Investment Activity

The Company completed its busiest development cycle, successfully delivering on-time and on-budget a total of 11 communities, with over 6,000 beds. This includes the pre-sale at Florida International University and two third-party development projects. Construction is on schedule for the 2015 and 2016 development deliveries at the universities of Kentucky, Louisville, Connecticut and Georgia.

During the quarter, the Company completed the previously announced acquisition of The District on Apache, a 900-bed community adjacent to Arizona State University, for approximately $89.8 million. The community opened in 2013 and is 100% leased for the 2014/2015 lease term.
"The quarter was marked by a Company record $303.7 million of development deliveries, an excellent pedestrian to campus acquisition at Arizona State University and the sale of three non-pedestrian to campus assets," stated Tom Trubiana, EdR's executive vice president and chief investment officer. "We have successfully executed on growth opportunities and continue to work a robust pipeline for deliveries in 2016 and beyond."

As previously disclosed, during the third quarter the Company received and recognized a $3.0 million fee for guaranteeing the construction loan related to the third-party participating development at Johns Hopkins University. The owner of the development successfully closed on permanent financing for the community in July 2014, repaying in-full their construction loan as well as the $18.0 million mezzanine investment made by EdR. As a result of the repayment of the mezzanine investment, the Company also recognized $6.5 million of interest income and $1.5 million of development fees, net of costs and taxes, that had previously been received from the owner but deferred for GAAP purposes. As the previously deferred amounts were added to Core FFO in prior years when the fees would have been earned, they have been removed from Core FFO for the quarter and nine months ended September 30, 2014.

Dispositions

The Company recognized a gain of approximately $8.4 million, during the quarter, related to the previously announced sales of two older, non-pedestrian to campus communities at the University of South Carolina and Auburn University. The $29.9 million of net proceeds from these dispositions was used to pay-off approximately $16.7 million of mortgage debt, with an average interest rate of 4.9%, and to pay down the Company's unsecured revolving credit facility.

During the quarter the Company entered into an agreement to sell The Pointe at South Florida, a 1,002-bed community at the University of South Florida, for $31.0 million. The 15-year old community was located over half a mile from campus in a market that has seen significant supply added in recent years and that is expecting the university to add significant supply in the near future. The community was classified as held for sale on our balance sheet at September 30, 2014 and the sale was completed in October 2014. The Company will recognize a gain of approximately $2.6 million from this disposition in the 4th quarter of 2014.

The Company is in the process of marketing two additional communities for sale. Based on current estimates, the Company recorded a non-cash impairment charge of approximately $1.0 million in the third quarter related to one of the marketed communities. The Company anticipates that it would record a gain on the sale of the other community if and when the sale closes; however, there is no guarantee that either of these communities will ultimately be sold.

Capital Structure

At September 30, 2014, the Company had cash and cash equivalents totaling $18.4 million and had $290 million of availability on its unsecured revolving credit facility. The Company's debt to gross assets was 36%, net debt to EBITDA - adjusted 5.2x, and interest coverage ratio 4.9x. The Company has the financial capacity through operating cash flow, proceeds from recently completed dispositions and availability under its revolving credit facility to fund all of its announced developments.

During the third quarter, the Company sold 2.9 million shares of common stock at an average price of $10.86, raising net proceeds of $31.5 million. The proceeds were used to pay down the revolving credit facility and fund our development pipeline. As these sales exhausted the Company's existing "at-the-market" equity program (ATM), our Board of Directors approved a new ATM program and the Company has entered into equity distribution agreements for the future sale of shares of up to $150 million in value.

Earnings Guidance and Outlook

Based on management’s current estimates of market conditions and future operating results and including the impact of the 2014/2015 leasing results and recent acquisitions and dispositions, the Company reaffirms its Core FFO guidance of $0.61 to $0.64 per share/unit, which represents an 11% to 16% growth rate over 2013.

Consistent with Company policy, guidance does not include the impact of any unannounced third-party development or management contracts, acquisitions including pre-sale agreements or purchase options, dispositions, ONE Plansm developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, October 27, 2014.  The call will be hosted by Randy Churchey, president and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, October 27, 2014 through midnight Eastern Time on Monday, November 10, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13591647.  The archive of the webcast will be available on the company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 77 communities in 23 states with nearly 42,900 beds within more than 15,400 units. For more information, please visit the company's Web site at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
(203) 682-8211
bcohen@icrinc.com

Bill Brewer
EdR
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); and (9) non-controlling interest. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. Adjusted EBITDA should only be used as an alternative measure of the Company's financial performance.

Net debt to EBITDA - adjusted is calculated to normalize the impact of non-producing construction debt. In the calculation, net debt is total debt less cash and excludes non-producing debt related to assets under development at time of calculation. EBITDA is Pro Forma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions and development assets that are opened as if such had occurred at the beginning of the 12 month period being presented.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized debt premium, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We consider debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets should only be used as an alternative measure of the Company's financial performance.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Collegiate housing properties, net	$1,619,531	$1,388,885
Collegiate housing properties - held for sale, net	27,834	—
Assets under development	69,635	116,787
Cash and cash equivalents	18,422	22,073
Restricted cash	13,482	12,253
Other assets	64,000	70,567

Total assets	$1,812,904	$1,610,565

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$336,114	$422,681
Unsecured revolving credit facility	210,000	356,900
Unsecured term loan	187,500	—
Accounts payable and accrued expenses	70,133	67,646
Deferred revenue	25,517	23,498
Total liabilities	829,264	870,725

Commitments and contingencies	—	—

Redeemable noncontrolling interests	12,052	9,871

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 142,402,758 and 114,740,155 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	1,424	1,148

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,033,860	813,540
Accumulated deficit	(64,306)	(88,964)
Accumulated other comprehensive loss	(2,414)	—
Total EdR stockholders’ equity	968,564	725,724
Noncontrolling interests	3,024	4,245
Total equity	971,588	729,969

Total liabilities and equity	$1,812,904	$1,610,565

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$47,657	$39,550
Third-party development services	3,705	839
Third-party management services	1,052	918
Operating expense reimbursements	2,290	2,162
Total revenues	54,704	43,469

Operating expenses:
Collegiate housing leasing operations	26,920	23,847
Development and management services	2,337	1,826
General and administrative	2,358	1,628
Development pursuit, acquisition costs and severance	1,064	81
Depreciation and amortization	14,688	11,387
Ground leases	2,329	1,833
Loss on impairment of collegiate housing properties	953	—
Reimbursable operating expenses	2,290	2,162
Total operating expenses	52,939	42,764

Operating income	1,765	705

Nonoperating (income) expenses:
Interest expense	4,508	4,569
Amortization of deferred financing costs	516	438
Interest and other nonoperating income	(9,527)	(129)
Gain on insurance settlement	(8,133)	—
Loss on extinguishment of debt	243	—
Total nonoperating (income) expenses	(12,393)	4,878

Income (loss) before equity in losses of unconsolidated entities, income taxes, discontinued operations, and gain on sale of collegiate housing properties	14,158	(4,173)

Equity in losses of unconsolidated entities	(236)	(61)
Income (loss) before income taxes, discontinued operations, and gain on sale of collegiate housing properties	13,922	(4,234)
Less: Income tax (benefit) expense	910	(32)
Income (loss) from continuing operations	13,012	(4,202)
Loss from discontinued operations	—	(280)
Income (loss) before gain on sale of collegiate housing properties	13,012	(4,482)
Gain on sale of collegiate housing properties	8,421	—
Net income (loss)	21,433	(4,482)
Less: Net income (loss) attributable to the noncontrolling interests	33	(20)
Net income (loss) attributable to EdR common stockholders	$21,400	$(4,462)

Other comprehensive income:
Gain on cash flow hedging derivatives	1,343	—
Comprehensive income (loss)	$22,743	$(4,462)

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic and diluted	$0.15	$(0.04)

Weighted average share of common stock outstanding – basic	140,301	114,813
Weighted average share of common stock outstanding – diluted	141,339	114,813

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Nine months ended September 30,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$144,677	$116,338
Third-party development services	5,264	1,989
Third-party management services	2,856	2,710
Operating expense reimbursements	6,492	8,141
Total revenues	159,289	129,178

Operating expenses:
Collegiate housing leasing operations	70,062	59,430
Development and management services	6,964	5,224
General and administrative	6,147	5,344
Development pursuit, acquisition costs and severance	1,373	349
Depreciation and amortization	42,928	33,548
Ground leases	6,162	5,631
Loss on impairment of collegiate housing properties	12,734	—
Reimbursable operating expenses	6,492	8,141
Total operating expenses	152,862	117,667

Operating income	6,427	11,511

Nonoperating (income) expenses:
Interest expense	15,076	12,478
Amortization of deferred financing costs	1,533	1,268
Interest and other nonoperating income	(9,638)	(372)
Gain on insurance settlement	(8,133)	—
Loss on extinguishment of debt	892	—
Total nonoperating (income) expenses	(270)	13,374

Income (loss) before equity in losses of unconsolidated entities, income taxes, discontinued operations, and gain on sale of collegiate housing properties	6,697	(1,863)

Equity in losses of unconsolidated entities	(370)	(102)
Income (loss) before income taxes, discontinued operations and gain on sale of collegiate housing properties	6,327	(1,965)
Less: Income tax (benefit) expense	598	(269)
Income (loss) from continuing operations	5,729	(1,696)
Income from discontinued operations	—	4,381
Income before gain on sale of collegiate housing properties	5,729	2,685
Gain on sale of collegiate housing properties	19,322	—
Net income	25,051	2,685

Less: Net income attributable to the noncontrolling interests	393	6
Net income attributable to EdR common stockholders	$24,658	$2,679

Other comprehensive loss:
Loss on cash flow hedging derivatives	(2,414)	—
Comprehensive income	$22,244	$2,679

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted	$0.20	$0.02

Weighted average share of common stock outstanding – basic	124,019	114,302
Weighted average share of common stock outstanding – diluted	125,057	115,339

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net income (loss) attributable to EdR	$21,400	$(4,462)	$24,658	$2,679

Gain on sale of collegiate housing assets (1)	(8,421)	—	(19,322)	(3,895)
Gain on insurance settlement (2)	(8,133)	—	(8,133)	—
Impairment losses	953	—	12,734	—
Real estate related depreciation and amortization	14,444	11,548	42,365	34,580
Equity portion of real estate depreciation and amortization on equity investees	45	48	144	144
Noncontrolling interests	71	(73)	250	(2)
FFO	20,359	7,061	$52,696	$33,506

FFO adjustments:
Loss on extinguishment of debt	243	—	892	—
Acquisition costs	1,034	(19)	1,058	280
Severance costs, net of tax	29	—	314	—
Straight-line adjustment for ground leases (3)	1,209	1,217	3,634	4,024
FFO adjustments	2,515	1,198	5,898	4,304

FFO on Participating Developments: (4)
Interest on loan to Participating Development	(6,486)	460	(5,581)	1,365
Development fees on Participating Development, net of costs and tax	(1,548)	—	(1,548)	454
FFO on Participating Developments	(8,034)	460	(7,129)	1,819

Core FFO	$14,840	$8,719	$51,465	$39,629

FFO per weighted average share/unit (5)	$0.14	$0.06	$0.42	$0.29

Core FFO per weighted average share/unit (5)	$0.11	$0.08	$0.41	$0.34

Weighted average shares/units (5)	141,339	115,850	125,057	115,339

(1) The gain on sale of collegiate housing assets in 2013 is included in discontinued operations and the gain recognized in 2014 is included as gain on sale of collegiate housing properties on the Condensed Consolidated Statements of Comprehensive Income.

(2) Represents gain on insurance settlement at 3949 Lindell. The Community was damaged by fire in July 2012. All claims were settled during the three months ended September 30, 2014, at which time the gain was recognized.

(3) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(4) On July 1, 2014, the owner of the participating development at Johns Hopkins successfully closed on permanent financing for the community and repaid in-full their construction loan as well as the $18.0 million mezzanine investment made by EdR. As a result of the repayment of the mezzanine investment, the Company recognized $6.5 million of interest income and $1.5 million of development fees, net of costs and taxes, in the quarter that had previously been received from the owner but deferred for GAAP purposes. Since the previously deferred amounts were added to Core FFO in prior periods when the fees would have been earned, they have been removed from Core FFO for the quarter. The adjustment for interest income for the nine months ended September 30, 2014, is $0.9 million less, which reflects the interest income earned in the first six months of 2014 that should flow through to Core FFO.

(5) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for the three months ended September 30, 2014 and 2013 (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Operating income	$1,765	$705	$6,427	$11,511
Less: Third-party development services revenue	3,705	839	5,264	1,989
Less: Third-party management services revenue	1,052	918	2,856	2,710
Plus: Development and management services expenses	2,337	1,826	6,964	5,224
Plus: General and administrative expenses	3,422	1,709	7,520	5,693
Plus: Ground leases	2,329	1,833	6,162	5,631
Plus: Impairment loss on collegiate housing property	953	—	12,734	—
Plus: Depreciation and amortization	14,688	11,387	42,928	33,548
NOI	$20,737	$15,703	$74,615	$56,908

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended September 30, 2014 (in thousands):

	Nine months ended September 30,	Plus: Year Ended December 31,	Less: Nine months ended September 30,	Trailing Twelve Months ended September 30,
	2014	2013	2013	2014
Net income attributable to common stockholders	$24,658	$4,323	$2,679	$26,302
Straight line adjustment for ground leases	3,634	5,255	4,024	4,865
Acquisition costs	1,058	393	280	1,171
Depreciation and amortization	42,928	48,098	33,548	57,478
Depreciation and amortization - discontinued operations	—	1,767	1,414	353
Loss on impairment of collegiate housing assets	12,734	5,001	—	17,735
Gain on sale of collegiate housing assets	(19,322)	(3,913)	(3,895)	(19,340)
Gain on insurance settlement	(8,133)	—	—	(8,133)
Interest expense	15,076	17,526	12,478	20,124
Amortization of deferred financing costs	1,533	1,758	1,268	2,023
Interest income	(6,638)	(447)	(372)	(6,713)
Loss on extinguishment of debt	892	—	—	892
Income tax expense (benefit)	598	203	(269)	1,070
Noncontrolling interests	393	308	6	695
Adjusted EBITDA	$69,411	$80,272	$51,161	98,522
Annualize acquisitions/developments (1)	—	—	—	24,966
Pro Forma Adjusted EBITDA	$69,411	$80,272	$51,161	$123,488

(1) Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.

The following is a reconciliation of the Company's GAAP total assets to gross assets as of September 30, 2014 and December 31, 2013 (in thousands):

	As of September 30,	As of December 31,
	2014	2013
Mortgage and construction loans, net of unamortized premium	$336,114	$422,681
Unamortized premium	1,694	2,291
Mortgage and construction loans	334,420	420,390

Unsecured revolving credit facility	210,000	356,900
Unsecured term loan facility	187,500	—

Total debt	$731,920	$777,290

Total assets	$1,812,904	$1,610,565
Accumulated depreciation(1)	220,695	204,181
Gross assets	$2,033,599	$1,814,746

Debt to gross assets	36.0%	42.8%

(1) Represents accumulated depreciation on real estate assets.